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Term Sheet No. 1610BK
To underlying supplement No. 1 dated September 29, 2009,
product supplement BK dated January 20, 2012,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated September 5, 2012; Rule 433
Deutsche Bank AG, London Branch
$           High/Low Coupon Autocallable Securities Linked to the Lesser Performance of the S&P 500® Index and the Russell 2000® Index due September 19*, 2013
General
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The securities are linked to the lesser performance of the S&P 500® Index and the Russell 2000® Index (each, a “Reference Underlying”). In addition, the securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of between 8.50% and 14.00% (to be determined on the Trade Date) for that Observation Period. If a Knock-In Event has occurred on any day during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity of the securities.

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The securities will be automatically called if the Closing Levels of both Reference Underlyings are equal to or greater than their respective Initial Levels on an Observation Date. If the securities are automatically called, you will receive your initial investment plus accrued Coupon on the applicable Call Settlement Date, and no additional Coupon will accrue following the Automatic Call.

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If the securities are not automatically called and a Knock-In Event has not occurred, you will receive the return of your initial investment at maturity. If the securities are not automatically called and a Knock-In Event has occurred, you will be fully exposed to the negative Reference Underlying Return of the lesser performing Reference Underlying, which we refer to as the “Laggard Reference Underlying,” and you will lose some or all of your initial investment (excluding any Coupon payments). Any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about September 19*, 2013
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities are expected to price on or about September 13*, 2012 (the “Trade Date”) and are expected to settle on or about September 18*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Reference Underlying:		Ticker Symbol	Initial Level†	Threshold Level†
	S&P 500® Index	SPX		75.00% of the Initial Level
	Russell 2000® Index	RTY		75.00% of the Initial Level
† The Initial Levels and Threshold Levels will be set on the Trade Date.
Coupon:
•      For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at a rate of between 8.50% and 14.00% per annum (to be determined on the Trade Date) for that Observation Period.
•      If a Knock-In Event occurs during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at a rate of 1.00% per annum until an Automatic Call or maturity.
The Coupon will be paid in arrears on the Coupon Payment Dates as described below. No Coupon will accrue following an Automatic Call.

Coupon Payment Dates:
The Coupon will be paid semi-annually in arrears on the third business day after the second Observation Date and on the Maturity Date. If the securities are automatically called prior to the Final Valuation Date, the accrued and unpaid Coupon will be paid on the applicable Call Settlement Date.

Observation Period:
There are four quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next Observation Date.

Observation Dates††:	December 13*, 2012, March 13*, 2013, June 13*, 2013 and September 16*, 2013 (Final Valuation Date)
 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
September 5, 2012

(Key Terms continued from previous page)
Automatic Call:
The securities will be automatically called if the Closing Levels of both Reference Underlyings are equal to or greater than their respective Initial Levels on an Observation Date. Payment upon an Automatic Call plus any accrued and unpaid Coupon will be made on the applicable Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Payment upon an Automatic Call:
If the securities are automatically called on an Observation Date, you will be entitled to receive $1,000 in cash per $1,000 Face Amount of securities (excluding any Coupon payment) on the related Call Settlement Date.

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on whether a Knock-In Event has occurred.
•	If a Knock-In Event has not occurred during any Observation Period, you will receive a cash payment of $1,000 per Face Amount of securities.
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If a Knock-In Event occurs during any Observation Period, you will receive a cash payment per Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Reference Underlying Return of the Laggard Reference Underlying.

If the securities are not automatically called and a Knock-In Event occurs, the Reference Underlying Return of the Laggard Reference Underlying will be negative, and you will lose some or all of your initial investment (excluding any Coupon payments).

Any Payment at Maturity is subject to the credit of the Issuer.
Laggard Reference Underlying:
The Reference Underlying with the lower Reference Underlying Return on the Final Valuation Date.  If the calculation agent determines that the two Reference Underlyings have equal Reference Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Reference Underlyings as the Laggard Reference Underlying.

Reference Underlying Return:	For each Reference Underlying, the Reference Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Threshold Level:	For each Reference Underlying, 75.00% of the Initial Level
Knock-In Event:	A Knock-In Event occurs if the Closing Level of either Reference Underlying is less than its applicable Threshold Level on any day during any Observation Period.
Initial Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Trade Date
Final Level:	For each Reference Underlying, the Closing Level of such Reference Underlying on the Final Valuation Date
Closing Level:	For each Reference Underlying, the official closing level of such Reference Underlying on the relevant date of calculation
Call Settlement Date:	The third business day after the related Observation Date. The last Call Settlement Date will be the Maturity Date.
Trade Date:	September 13*, 2012
Settlement Date:	September 18*, 2012
Final Valuation Date††:	September 16*, 2013
Maturity Date††:	September 19*, 2013
CUSIP:	2515A1LN9
ISIN:	US2515A1LN90
*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.
†† Subject to postponement as described under "Description of Securities — Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement BK dated January 20, 2012, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement BK dated January 20, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512018707/d286430d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Payment at Maturity and Coupon Payments on the Securities

The tables and hypothetical examples set forth below illustrate the hypothetical payments on the securities per $1,000 Face Amount of securities.  The tables and examples below assume that the Coupon rate is 11.25% per annum if a Knock-In Event does not occur.  The Coupon rate is 1.00% per annum if a Knock-In Event has occurred.

The tables and examples below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will depend on whether and when a Knock-In Event occurs and the Closing Levels of the Reference Underlyings on the Observation Dates (including the Final Valuation Date).  The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.

The table below illustrates the hypothetical Payments at Maturity on the securities (excluding any Coupon payment), assuming the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Reference Underlying Return of at least one of the Reference Underlyings, and therefore the Laggard Reference Underlying, will be less than zero.

	A Knock-In Event does occur		A Knock-In Event does not occur
Reference Underlying Return of the Laggard Reference Underlying	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)	Payment at Maturity (Excluding Coupon Payment) ($)	Return on the Securities at Maturity (Excluding Coupon Payment) (%)
-1.00%	$990.00	-1.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%	$1,000.00	0.00%
-20.00%	$800.00	-20.00%	$1,000.00	0.00%
-25.00%	$750.00	-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%	N/A	N/A
-40.00%	$600.00	-40.00%	N/A	N/A
-50.00%	$500.00	-50.00%	N/A	N/A
-60.00%	$400.00	-60.00%	N/A	N/A
-70.00%	$300.00	-70.00%	N/A	N/A
-80.00%	$200.00	-80.00%	N/A	N/A
-90.00%	$100.00	-90.00%	N/A	N/A
-100.00%	$0.00	-100.00%	N/A	N/A

The table and hypothetical examples below illustrate the hypothetical total Coupon payments on the securities, assuming the securities are not automatically called prior to the Final Valuation Date and there are exactly three calendar months in each Observation Period.  The total Coupon payments on the securities will depend on whether and when a Knock-In Event occurs.

Time of First Knock-In Event	Total Coupon Payments on the Securities
During the first Observation Period	$10.00
During the second Observation Period	$35.625
During the third Observation Period	$61.25
During the fourth Observation Period	$86.875
No Knock-In Event occurs	$112.50

Examples of Calculation of Payments on the Securities

The following six hypothetical examples illustrate how the payments on the securities are calculated if the securities are not automatically called prior to the Final Valuation Date.

Example 1: A Knock-In Event has not occurred prior to the Final Valuation Date, the Reference Underlying Return of the Laggard Reference Underlying is -10.00% and the Final Level of the other Reference Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Reference Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Levels of both Reference Underlyings are greater than their respective Threshold Levels, a Knock-In Event does not occur on the Final Valuation Date. Because a Knock-In Event has not occurred, the investor will receive at maturity a cash payment of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $112.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 11.25% = $112.50

Because a Knock-In Event has not occurred, the Coupon will accrue at 11.25% per annum for the entire term of the security. Accordingly, the total payment on the securities will be $1,112.50 per $1,000 Face Amount of securities, resulting in a 11.25% return on the securities.

Example 2: A Knock-In Event has occurred during the first Observation Period, the Reference Underlying Return of the Laggard Reference Underlying is -10.00% and the Final Level of the other Reference Underlying is greater than its Threshold Level. Because the Final Level of the Laggard Reference Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the first Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Reference Underlying from its Initial Level and will receive at maturity a cash payment of $900 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $10.00 per $1,000 Face Amount of securities, calculated as follows:
($1,000 x 1.00% x (4 / 4)) = $10.00 = $10.00

Because a Knock-In Event has occurred during the first Observation Period, the Coupon will accrue at 1.00% per annum for the entire term of the security. Accordingly, the total Coupon payments in Example 2 is significantly less than the total Coupon payments in Example 1, and the total payment on the securities will be $910.00 per $1,000 Face Amount of securities, resulting in a loss of 9.00% on the securities.

Example 3: A Knock-In Event has not occurred prior to the Final Valuation Date and the Final Levels of both Reference Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Reference Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $112.50 per $1,000 Face Amount of securities, calculated as follows:

$1,000 x 11.25% = $112.50

Because a Knock-In Event has not occurred, the Coupon will accrue at 14.00% per annum for the entire term of the securities. Accordingly, the total payment on the securities will be $1,112.50 per $1,000 Face Amount of securities, resulting in a 11.25% return on the securities.

Example 4: A Knock-In Event has occurred during the second Observation Period and the Final Levels of both Reference Underlyings are greater than their respective Initial Levels. Because the Final Levels of both Reference Underlyings are greater than their respective Initial Levels, the securities are automatically called on the Final Valuation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $35.625 per $1,000 Face Amount of securities, calculated as follows:
($1,000 x 11.25% x (1 / 4)) + ($1,000 x 1.00% x (3 / 4)) = $28.125 + $7.50 = $35.625

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 11.25% per annum for the first Observation Period and 1.00% per annum for the second, third and fourth Observation Periods. Accordingly, the total Coupon payments in Example 4 is less than the total Coupon payments in Example 3, and the total payment on the securities will be $1,035.625 per $1,000 Face Amount of securities, resulting in a 3.5625% return on the securities.

Example 5: A Knock-In Event has not occurred prior to the Final Valuation Date, the Reference Underlying Return of the Laggard Reference Underlying is -50.00% and the Final Level of the other Reference Underlying is greater than its Initial Level. Because the Final Level of the Laggard Reference Underlying is less than its Threshold Level, a Knock-In Event has occurred on the Final Valuation Date, and the securities are not automatically called on the Final Valuation Date. The investor will be fully exposed to the decline in the Final Level of the Laggard Reference Underlying from its Initial Level and will receive at maturity a cash payment of $500 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $86.875 per $1,000 Face Amount of securities, calculated as follows:

($1,000 x 11.25% x (3 / 4)) + ($1,000 x 1.00% x (1 / 4)) = $84.375 + $2.50 = $86.875

Because a Knock-In Event has occurred during the fourth Observation Period, the Coupon will accrue at 11.25% per annum for the first, second and third Observation Periods and 1.00% per annum for the fourth Observation Period. Accordingly, the total payment on the securities will be $586.875 per $1,000 Face Amount of securities, resulting in a loss of 41.3125% on the securities.

Example 6: A Knock-In Event has occurred during the third Observation Period, the Reference Underlying Return of the Laggard Reference Underlying is -60.00% and the Final Level of the other Reference Underlying is less than its Threshold Level. Because the Final Level of the Laggard Reference Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because a Knock-In Event has occurred during the third Observation Period, the investor will be fully exposed to the decline in the Final Level of the Laggard Reference Underlying from the Initial Level and will receive at maturity a cash payment of $400 per $1,000 Face Amount of securities. The investor will also receive total Coupon payments of $61.25 per $1,000 Face Amount of securities, calculated as follows:

($1,000 x 11.25% x (2 / 4)) + ($1,000 x 1.00% x (2 / 4)) = $56.25 + $5.00 = $61.25

Because a Knock-In Event has occurred during the third Observation Period, the Coupon will accrue at 11.25% per annum for the first and second Observation Periods and 1.00% per annum for the third and fourth Observation Periods. Accordingly, the total payment on the securities will be $461.25 per $1,000 Face Amount of securities, resulting in a loss of 53.875% on the securities.

The following hypothetical example illustrates how the payment on the securities is calculated if the securities are automatically called prior to the Final Valuation Date.

Example 7: A Knock-In Event has occurred during the second Observation Period and the Closing Levels of both Reference Underlyings are greater than their respective Initial Levels on the third Observation Date. Because the Closing Levels of both Reference Underlyings are greater than their respective Initial Levels, the securities are automatically called on the third Observation Date. As a result, the investor will receive a Payment upon an Automatic Call of $1,000. The investor will also receive total Coupon payments of $33.125 per $1,000 Face Amount of securities, calculated as follows:
($1,000 x 11.25% x (1 / 4)) + ($1,000 x 1.00% x (2 / 4)) = $28.125 + $5.00 = $33.125

Because a Knock-In Event has occurred during the second Observation Period, the Coupon will accrue at 11.25% per annum for the first Observation Period, 1.00% per annum for the second and third Observation Periods and no Coupon will accrue following the Automatic Call. Accordingly, the total Coupon payments in Example 7 is less than the total Coupon payments in Example 4, and the total payment on the securities will be $1,033.125 per $1,000 Face Amount of securities, resulting in a 3.3125% return on the securities.

Selected Purchase Considerations

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THE SECURITIES OFFER A VARIABLE COUPON — The securities will pay a variable Coupon that accrues at a rate that will depend on whether a Knock-In Event occurs. For any quarterly Observation Period, if a Knock-In Event has not occurred in that Observation Period or any preceding quarterly Observation Period, the Coupon will accrue at an annual rate of between 8.50% and 14.00% (to be determined on the Trade Date) for that Observation Period. If a Knock-In Event has occurred during any quarterly Observation Period, the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of 1.00% until an Automatic Call or maturity. The higher Coupon rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating but will accrue only as long as a Knock-In Event has not occurred during any Observation Period. If the Closing Level of either Reference Underlying declines below its applicable Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon will accrue at only 1.00% per annum for that Observation Period and every subsequent Observation Period. The Coupon will be payable on the applicable Call Settlement Date if the securities are automatically called. No Coupon will accrue or be payable following an Automatic Call.  Because the securities are our senior unsecured obligations, any Coupon payments, Payment at Maturity or Payment upon an Automatic Call is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately one year, the securities will be called before maturity if the Closing Levels of both Reference Underlyings are equal to or greater than their respective Initial Levels on an Observation Date prior to the Final Valuation Date, and you will be entitled to receive a cash payment of $1,000 per Face Amount of securities on the related Call Settlement Date.  No Coupon will accrue or be payable following an Automatic Call.

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RETURN LINKED TO THE LESSER PERFORMANCE OF THE TWO REFERENCE UNDERLYINGS — The return on the securities is linked to the lesser performance of the S&P 500® Index and the Russell 2000® Index. If a Knock-In Event occurs and the securities are not automatically called, the payment you receive at maturity will be determined solely by reference to the Laggard Reference Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. On July 2,

2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P 500® Index.This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENSCES — Due to the lack of controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize capital gain or loss on the disposition of your securities, although the treatment of sales proceeds attributable to an accrued but unpaid coupon is unclear.

In 2007, Treasury and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether investors in these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Reference Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Levels of the Reference Underlyings have never been less than their respective Threshold Levels on any day during any Observation Period. However, if the Closing Level of either Reference Underlying is less than its applicable Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and you will lose 1% of the Face Amount for every 1% the Final Level of the Laggard Reference Underlying is below the Initial Level. Accordingly, you could lose some or all of your initial investment in the securities.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYINGS — The securities will not pay more than the Face Amount at maturity or upon an Automatic Call, in addition to any Coupon payments. You will not receive the appreciation of the Reference Underlyings even if the Final Levels of both Reference Underlyings are greater than or equal to their respective Initial Levels. The maximum Payment upon an Automatic Call or the Payment at Maturity will be $1,000 per Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Reference Underlyings, which may be significant.

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THE COUPON WILL ACCRUE AT ONLY 1.00% PER ANNUM IF A KNOCK-IN EVENT HAS OCCURRED — If the Closing Level of either Reference Underlying declines below its applicable Threshold Level on any day during any Observation Period, a Knock-In Event will have occurred, and the Coupon for that Observation Period and every subsequent Observation Period will accrue at an annual rate of only 1.00% until an Automatic Call or maturity. The higher Coupon Rate of between 8.50% and 14.00% per annum (to be determined on the Trade Date) will accrue only as long as a Knock-In Event has not occurred in the relevant Observation Period or any preceding quarterly Observation Period. If a Knock-In Event occurs during the first Observation Period, you will receive Coupon payments at only 1.00% per annum for the entire term of the securities.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one quarter. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED AND A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD REFERENCE UNDERLYING — If the securities are not automatically called and a Knock-In Event occurs, the Payment at Maturity will be determined solely by reference to the Laggard Reference Underlying, the Reference Underlying Return of which will be negative.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH REFERENCE UNDERLYING — Your return on the securities, if any, including the Coupon payments, Payment upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Reference Underlyings. Rather, the payment on the securities will be determined by reference to the performance of each individual Reference Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Reference Underlyings. Poor performance by either of the Reference Underlyings over the term of the securities may negatively affect your payment on the securities and will not be offset or mitigated by a positive performance by the other Reference Underlying.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payments, Payment at Maturity or Payment upon an Automatic Call, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Coupon payments, Payment at Maturity or Payment upon an Automatic Call owed to you under the terms of the securities.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks included in the Reference Underlyings would have.

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PAST PERFORMANCE OF THE REFERENCE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Underlyings over the term of the securities may bear little relation to the historical levels of the Reference Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Reference Underlyings or whether the performance of the Reference Underlyings will result in the return of any of your investment.

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IF THE LEVELS OF THE REFERENCE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Reference Underlyings.  Changes in the market levels of the Reference Underlyings may not result in a comparable change in the value of your securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity and Payment upon an Automatic Call described in this term sheet are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Reference Underlyings will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-In Event has occurred;
•	the expected volatility of the Reference Underlyings;
•	the time remaining to maturity of the securities;
•	the market price and dividend rate on the component stocks included in the Reference Underlyings;
•	interest rates and yields in the market generally and in the markets of the component stocks included in the Reference Underlyings;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the composition of the Reference Underlyings and any changes to the component stocks included in the Reference Underlyings;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Reference Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE REFERENCE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlyings to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine whether a market disruption event has occurred, the Final Levels of the Reference Underlyings, the Coupon payments, Payment at Maturity and Payment upon an Automatic Call. The calculation agent can postpone the determination of or use an alternate method to calculate the Closing Levels of the Reference Underlyings in the event of a market disruption event. These actions and determinations by the calculation agent may adversely affect the value of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no controlling legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index and the Russell 2000® Index from August 31, 2007 through August 31, 2012. The closing level of the S&P 500® Index on August 31, 2012 was 1,406.58. The closing level of the Russell 2000® Index on August 31, 2012 was 812.09. We obtained the historical closing levels of the Reference Underlyings from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Reference Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of either Reference Underlying on any day during any Observation Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Reference Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.25% or $2.50 per $1,000 Face Amount of securities. DBSI may pay referral fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.